UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2006

Aldabra Acquisition Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51150	20-1918691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Terrapin Partners LLC Rockefeller Center, 620 Fifth Avenue, 3rd Floor New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 332-3555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 20, 2006, Aldabra Acquisition Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among GLDD Acquisition Corp., a Delaware corporation (“GLDD”), the Company, Aldabra Merger Sub, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”) and certain representatives named therein. Pursuant to the Merger Agreement, GLDD will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing after the Merger as the surviving corporation and a wholly owned subsidiary of the Company. GLDD is the parent company of Great Lakes Dredge & Dock Corporation (“Great Lakes”) and both entities are affiliates of Madison Dearborn Partners, LLC, a private equity fund.

Under the terms of the Merger Agreement, at the effective time of the Merger, each share of GLDD’s capital stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of the Company and shares owned by the Company, Great Lakes or any other wholly owned subsidiary of GLDD) shall be cancelled and exchanged for a minimum of $160 million in shares of common stock of the Company, subject to a post-closing working capital adjustment and an adjustment based upon GLDD’s consolidated debt. The final exchange ratio will be based on the average closing price of the Company’s common stock for the ten trading days ending three trading days prior to the consummation of the Merger (the “Average Price”). The number of the Company shares issuable in connection with the transaction will be the greater of (i) $160 million divided by the Average Price and (ii) 27,273,000 shares. In addition, the Merger Agreement contemplates subsequent mergers among the Company and certain of its wholly owned subsidiaries, with the surviving entity of all such mergers being named Great Lakes Dredge & Dock Corporation and having its stock traded on Nasdaq National Market.

The Merger Agreement has been approved and adopted by the Company’s Board of Directors, but is subject to customary closing conditions, including, among others, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the Company’s stockholders. In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of the Company issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by the Company’s certificate of incorporation.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Merger Agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified in information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the parties’ prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 8.01.   Other Events

On June 20, 2006, the Company issued a press release announcing the execution of the Merger Agreement, a copy of which press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)      Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of June 20, 2006, by and among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, Aldabra Merger Sub, L.L.C. and certain representatives named therein

99.1	Press Release of Aldabra Acquisition Corporation dated June 20, 2006

Where to Find Additional Information

The Company plans to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, which will include a joint proxy statement/prospectus, in connection with the proposed transaction. Investors are urged to carefully read the Registration Statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the transaction. Copies of the Registration Statement, the proxy statement and other documents filed by the Company at the Web site maintained by the SEC at www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Form 10-KSB for the year ended December 31, 2005, which was filed with the SEC on March 31, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the joint proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALDABRA ACQUISITION CORPORATION (Registrant)

	By:	/s/ Jason Weiss
Name: Jason Weiss
Title: Chief Executive Officer

Date: June 21, 2006